Exhibit 10.1

Amendment to Employment Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of August 18, 2011, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and A. Lorne Weil (“Executive”).

WHEREAS, Executive has been employed pursuant to an Employment Agreement effective as of January 1, 2006 between the parties hereto (the “2006 Agreement”) as clarified by a letter agreement dated as of August 2, 2007 between the parties hereto regarding amounts payable under the Company’s Elective Deferred Compensation Plan (the “EDCP Payment Letter”) and as amended by the Amendment dated as of May 1, 2008 between the parties hereto (the “May 2008 Amendment”), the Amendment dated as of December 30, 2008 between the parties hereto (the “December 2008 Amendment”), the Amendment dated as of May 29, 2009 between the parties hereto (the “May 2009 Amendment”) and the Amendment dated as of December 2, 2010 between the parties hereto (the “December 2010 Amendment” and together with the 2006 Agreement, the EDCP Payment Letter, the May 2008 Amendment, the December 2008 Amendment and the May 2009 Amendment, the “Agreement”); and

WHEREAS, in light of a sufficient number of shares becoming available under the Equity Plan (as defined below) as a result of the recent completion of the Company’s stock option exchange offer, the parties hereto desire to enter into this Amendment to eliminate (1) the non-exercisability and forfeiture provisions set forth in the December 2010 Amendment in respect of the 1,000,000 stock options and the 1,000,000 restricted stock units comprising the Performance Vesting 2010 Grant (as defined below) held by Executive that are triggered by the unavailability of shares under the Equity Plan and (2) the cash settlement obligation set forth in the December 2010 Amendment in respect of 200,000 stock options and 500,000 restricted stock units comprising a portion of the Time Vesting 2010 Grant (as defined below) held by Executive that is triggered by the unavailability of shares under the Equity Plan;

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             The first sentence of Section 4(d)(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(d)         Incentive Equity Awards.

(i)            The Company shall grant to Executive as of December 2, 2010 (A)(1) stock options to purchase one million (1,000,000) shares of the Company’s common stock at an exercise price equal to $9.00 per share (which options shall expire on December 1, 2020) (the “Time Vesting 2010 Option Grant”), which shall vest and become exercisable with respect to two hundred fifty thousand (250,000) of such shares on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014, and (2) one million (1,000,000) RSUs (the “Time Vesting 2010 RSU Grant” and together with the Time Vesting 2010 Option Grant, the “Time Vesting 2010 Grant”), which shall vest with respect to two hundred fifty thousand (250,000) of the shares subject to such grant on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014, and (B)(1) stock options to purchase one million (1,000,000) shares of the Company’s common stock at a price equal to $8.06 per share (representing the average of the high and low sales price of the Company’s common stock on the trading day immediately prior to the date of grant) (which shall expire as to unvested options on March 15, 2016 and as to vested options on December 1, 2020) (the “Performance Vesting 2010 Option Grant”), and (2) one million (1,000,000) RSUs (the

“Performance Vesting 2010 RSU Grant” and together with the Performance Vesting 2010 Option Grant, the “Performance Vesting 2010 Grant”; the Time Vesting 2010 Grant, together with the Performance Vesting 2010 Grant, the “2010 Grant”), which Performance Vesting 2010 Option Grant shall vest and become exercisable with respect to twenty percent (20%) of the shares subject to such Performance Vesting 2010 Option Grant, and which Performance Vesting 2010 RSU Grant shall vest with respect to twenty percent (20%) of the shares subject to such Performance Vesting 2010 RSU Grant, if, as and when certain “Adjusted EBITDA” targets are achieved in accordance with clause (iii) below.

2.             Sections 4(d)(vi) and (viii) of the Agreement are hereby deleted in their entirety (and clause (vii) of Section 4(d) of the Agreement is hereby renumbered as clause (vi) of Section 4(d) of the Agreement).

3.             Except as set forth in this Amendment, all terms and conditions of the Agreement (including, without limitation, all service and performance-based conditions to vesting, exercise and/or settlement, and all other terms of, the equity awards comprising the 2010 Grant) shall remain unchanged and in full force and effect in accordance with their terms.  All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment.

4.             This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

/s/ A. Lorne Weil
A. Lorne Weil